WRITTEN CONSENT OF A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE OF MCTC HOLDINGS, INC.

A Delaware Corporation

The undersigned, constituting a majority of the shareholders eligible to vote of MCTC Holdings, Inc., a Delaware Corporation (the "Company"), hereby adopts the following Written Consents, effective as of December 4, 2019, hereby waiving all notice of, and the holding of, a meeting of the shareholders to act upon such matters and resolutions, pursuant to Sections 2.03, 2.07 and 2.11 of the Company's By-Laws, and Chapter 1, Delaware General Corporation Law § 228.

RECITALS

WHEREAS, on December 4, 2019, the Company's Board of Directors executed a unanimous written consent approving the change of the Company's domicile from Delaware to Nevada; changing the Company's name from MCTC Holdings, Inc. to Cannabis Global, Inc.; and, seeking a corresponding change of the Company's name and trading symbol with the Financial Industry Regulatory Authority ("FINRA") and on OTC Markets; The Board of Directors called for a Special Meeting of the Shareholders to consider such actions.

WHEREAS, the undersigned constitute a majority of the Company's shares eligible to vote on the question, and pursuant to Sections 2.03, 2.07 and 2.11 of the Company's By-Laws, and Chapter 1, Delaware General Corporation Law § 228, may take any action required at any annual or special meeting of stockholders, without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted;

WHEREAS, the undersigned constitute a majority of the shares eligible to vote and have considered and discussed the benefits of changing the Company's domicile from Delaware to Nevada; changing the Company's name to Cannabis Global, Inc.; and, filing a corporate action with FINRA to formally change its name and obtain a new trading symbol for the Company;

WHEREAS, pursuant to Section 2.11 of the Company's By Laws, the undersigned have been advised by counsel to the Company that their act in approving the change of domicile, name change and corresponding name and symbol change with FINRA, is binding on the shareholders without further action by them or the Company's Board of Directors;

Thus, <u>BY MAJORITY CONSENT</u> the undersigned, being a majority of the shareholders eligible to vote of the Company, approve and authorize (i) re-domiciling the Company from

Delaware to Nevada; (ii) changing the name of the Company from MCTC Holdings, Inc. to Cannabis Global, Inc.; and, (iii) seeking a corresponding change of name and new trading symbol for the Company with FINRA;

CONSENTED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing Written Consent consistent with the Company's By Laws and Delaware law, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of date first written above.

THE UNDERSIGNED BEING A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE OF MCTC HOLDINGS, INC.

DocuSigned by:

Robert L. Hymers, III
Beneficial owner of 2,888,889 voting common shares 19.48%

DocuSigned by:

Edward Manolos
Beneficial owner of 2,888,889 voting common shares 19.48%

DocuSigned by:

Dan Nguyen
Beneficial owner of 2,888,889 voting common shares 19.48%

Total Shares	Percent of Outstanding
8,666,667	58.44%